Exhibit 3.2

AMENDMENT NO. 1

TO THE

THIRD AMENDED AND RESTATED BYLAWS

OF

RED ROBIN GOURMET BURGERS, INC.

The Third Amended and Restated Bylaws, dated February 24, 2010, of Red Robin Gourmet Burgers, Inc., a Delaware corporation, are hereby amended this 27th day of May, 2010, by deleting the last paragraph of Section 7 of Article I and by substituting in lieu thereof the following paragraphs:

“When a quorum is present at any meeting for the election of directors, a nominee for director shall be elected by the stockholders at such meeting if the votes cast ‘for’ such nominee’s election exceed the votes cast ‘against’ (or ‘withheld’ from) such nominee’s election (with ‘abstentions’ and ‘broker non-votes’ not counted as a vote either ‘for’ or ‘against’ that director’s election); provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 1 of this Article I; and (ii) such nomination has not been rejected by the Corporation for any reason or withdrawn by such stockholder on or before the tenth business day before the corporation first mails its notice of meeting to the stockholders. In the event the votes cast ‘against’ (or ‘withheld’ from) the nominee exceed the votes cast ‘for’ such nominee (with ‘abstentions’ and ‘broker non-votes’ not counted as a vote either ‘for’ or ‘against’ that director’s election) (a “No Vote”), the resulting vacancy shall be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and the directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director’s successor shall have been duly elected and qualified. In no event shall the Board of Directors nominate or elect a person to the Board of Directors who has received a No Vote subsequent to the adoption of this provision.

Except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.”